Exhibit 99.1

Tiffany Responds to LVMH’s Request to Delay Delaware Trial for “Six or Seven Months”

Corrects Inaccurate Statements By LVMH Regarding Merger Agreement

NEW YORK – September 16, 2020 – Tiffany & Co. (NYSE: TIF) today responded to the opposition filed today by LVMH Moët Hennessy-Louis Vuitton SE (“LVMH”) to Tiffany’s motion to expedite its lawsuit in Delaware Chancery Court. LVMH asked the Court to hold the trial in six or seven months. Tiffany also corrected multiple inaccurate statements by LVMH regarding the Merger Agreement between the parties.

Chairman of the Board Roger Farah said, “LVMH’s opposition to our motion to expedite is the latest attempt to run out the clock to avoid fulfilling its obligations under the Merger Agreement. If LVMH were confident in its legal position, it would have no reason to oppose an expedited trial schedule. We urge the Court to hold the trial on a timetable that will enable a decision before the November 24 termination date in the Merger Agreement.”

LVMH is continuing its blatant ongoing efforts to avoid paying the agreed-upon price for Tiffany

Mr. Farah said, “Tiffany was not for sale, and agreed to be acquired only after LVMH increased its unsolicited bid five times to the ultimate $135 per share and agreed to an ironclad contract. For many months, LVMH has been grasping at any opportunity to delay and avoid its obligations. This includes excuses for failing to make standard antitrust filings, complaints about the pandemic, and protests that LVMH previously agreed could not be considered as a valid reason to question the transaction. Then, LVMH produced a non-binding advisory letter from a French government official that requests further delay in closing. However, this letter does not change LVMH’s obligations to close immediately upon receipt of the required regulatory approvals. LVMH’s shifting explanations indicate bad faith in its dealings with Tiffany and are nothing more than distractions meant to hide its efforts to run out the clock and avoid fulfilling its obligations under the Merger Agreement.”

The terms of the agreement between Tiffany and LVMH are clear and were heavily negotiated

Mr. Farah continued, “The terms of the Merger Agreement are crystal clear. LVMH simply does not have the unilateral right to walk away from the transaction or to reduce its price just because it is now suffering from a case of buyer’s remorse. Tiffany has fulfilled all of its obligations and commitments under the Merger Agreement and expects LVMH to do the same. Tiffany’s Board is unanimous in taking our duty to shareholders extremely seriously, and we will litigate this matter in the Delaware courts if LVMH refuses to fulfill its legal obligations.”

Tiffany’s team has managed the business well during the pandemic

The Tiffany leadership team has been a responsible steward of Tiffany’s business throughout the pandemic, taking great care to protect and build the brand while safeguarding the health and well-being of customers and employees. Tiffany has managed the business in a commercially reasonable way and in accordance with all requirements under the Merger Agreement. The Merger Agreement expressly permits Tiffany to continue to operate independently of LVMH and does not permit LVMH to dictate Tiffany’s operations between signing and closing. As LVMH is very aware, to have done otherwise would have been a “gun jumping” violation of applicable competition laws. However, Tiffany has provided regular updates to LVMH which will have the right to manage Tiffany following closing of the transaction.

Chief Executive Officer Alessandro Bogliolo said, “LVMH’s allegations regarding mismanagement are both untrue and legally irrelevant. We have already returned to profitability and expect to remain profitable for the balance of the year, with fourth quarter profits actually exceeding those of the fourth quarter of 2019. Tiffany’s brand, style, sophistication, unparalleled design and unique heritage have inspired customers since 1837 and will continue to do so long after this pandemic is over. The only standard under the Merger Agreement is whether Tiffany has breached its covenants — and we have not.”

LVMH’s claim of “material adverse effect” is baseless

The term Material Adverse Effect (“MAE”) is very clearly defined in the Merger Agreement, so it is equally clear that no MAE has occurred. Any impact from the COVID-19 pandemic and U.S. social justice protests cannot even be considered in determining whether an MAE has occurred. LVMH’s MAE claim is entirely without merit and without support in the text of the Merger Agreement or under Delaware law.

Tiffany dividend payments are required by the Merger Agreement

The payment of quarterly dividends is required by the Merger Agreement that was agreed by LVMH and approved by Tiffany’s shareholders. Tiffany has paid a quarterly dividend for 131 consecutive quarters since shortly after its IPO and has never missed or reduced a dividend payment – even during economic downturns. Tiffany is in a strong liquidity position with cash reserves of approximately $1.1 billion and net debt of less than $350 million, both as of August 31, 2020.

LVMH’s behavior forced Tiffany to file its complaint

Tiffany was forced to turn to legal action by a counterparty seeking to renege on its commitments to Tiffany shareholders, but Tiffany remains committed to completing the transaction on the agreed terms and timing. Tiffany began to prepare for litigation once it became abundantly clear that LVMH was trying to run out the clock to avoid meeting its obligations under the Merger Agreement. Tiffany filed its lawsuit in Delaware only after LMVH put out a press release announcing it would not close due to a letter it said it had received from the French government. LVMH has still not provided a copy of the original letter to Tiffany and did not even inform Tiffany of the letter or share a purported translation of the letter for over a week after receiving it and did not consult with Tiffany about how to respond to the letter. Most importantly, the letter does not provide a basis for LVMH to refuse to close the transaction.

Mr. Farah concluded, “If LVMH had any contractual basis supporting its position not to close, it would not need to hide behind an unenforceable advisory letter from a French government official that is legally irrelevant to the transaction and inconsistent with EU law. Our Board and management hoped not to have to file the complaint, but preparation was prudent given the obvious delaying tactics LVMH has been employing for months.”

About Tiffany & Co.

In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century, its fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including nearly 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. TIFFANY & CO. has a long-standing commitment to conducting its business responsibly, sustaining the natural environment, prioritizing diversity and inclusion, and positively impacting the communities in which we operate.

The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omni-channel approach. To learn more about TIFFANY & CO., as well as its commitment to sustainability, please visit www.tiffany.com.

Contact

Jason Wong

(973) 254-7612

jason.wong@tiffany.com

Forward-Looking Statements:

Certain statements in this release including, without limitation, statements relating to the merger and conditions to closing of the merger, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the merger and the anticipated benefits thereof. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” “may,” “will,” or other similar expressions may identify such forward-looking statements.

These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in forward-looking statements, including, as a result of factors, risks and uncertainties over which we have no control. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include, but are not limited to, the following: (i) conditions to the completion of the merger may not be satisfied or the regulatory approvals required for the merger may not be obtained, in each case, on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or affect the ability of the parties to recognize the benefits of the merger; (iii) the effect of the announcement or pendency of the merger on Tiffany’s business relationships, operating results, and business generally; (iv) risks that the merger disrupts Tiffany’s current plans and operations and potential difficulties in Tiffany’s employee retention; (v) risks that the merger may divert management’s attention from Tiffany’s ongoing business operations; (vi) potential litigation that may be instituted against Tiffany or its directors or officers related to the merger or the Merger Agreement and any adverse outcome of any such potential litigation; (vii) the amount of the costs, fees, expenses and other charges related to the merger, including in the event of any unexpected delays; (viii) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period, or at all, which may affect Tiffany’s business and the price of the common stock of Tiffany; (ix) any adverse effects on Tiffany by other general industry, economic, business and/or competitive factors; (x) the outbreak and geographic spread of the novel coronavirus (COVID-19) and changes in financial, business, travel and tourism, political, public health and other conditions, circumstances, requirements and practices resulting therefrom; (xi) the protest activity in the U.S.; and (xii) such other factors as are set forth in Tiffany’s periodic public filings with the SEC, including but not limited to those described under the headings “Risk Factors” and “Forward Looking Statements” in its most recently filed Form 10-Q for the quarter ended July 31, 2020, its Form 10-K for the fiscal year ended January 31, 2020, the definitive proxy statement on Schedule 14A, filed with the SEC on January 6, 2020, and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Tiffany’s financial condition, results of operations, credit rating, liquidity or stock price. In addition, there can be no assurance that the merger will be completed, or if it is completed, that it will close in the timeframe previously anticipated, or that the expected benefits of the merger will be realized.

Forward-looking statements reflect the views and assumptions of management as of the date of this release with respect to future events. Tiffany does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this release does not constitute an admission by Tiffany or any other person that the events or circumstances described in such statement are material.